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                                                                     EXHIBIT 3.1


                                    ARTICLE I

                                      NAME

        The name of the Corporation is Smart Choice Automotive Group, Inc.

                                   ARTICLE II

                                  CAPITAL STOCK

        The aggregate number of shares of capital stock which the Corporation has authority to issue is 55,000,000 shares, which shall consist of 50,000,000 shares of common stock, $.01 par value per share ("Common Stock") and 5,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock"). No shareholder of any stock of this Corporation shall have preemptive rights. There shall be no cumulative voting by the shareholders of the Corporation.

         A. Common Stock. Subject to the preferential dividend rights applicable to shares of any series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of shares of the Preferred Stock, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of the Common Stock held by them. Each holder of record of the Common Stock shall have one vote for such share of Common Stock standing in such holder's name on the books of the Corporation and entitled to vote.

         B. Preferred Stock. The Preferred Stock may be issued by the Board of Directors, from time to time, in one or more series. Authority is hereby vested solely in the Board of Directors of the Corporation to provide, from time to time, for the issuance of Preferred Stock in one or more series and in connection therewith to determine without shareholder approval, the number of shares to be included and such of the designations, powers, preferences, and relative rights and the qualifications, limitations, and restrictions of any such series, including, without limiting the generality of the foregoing, any of the following provisions with respect to which the Board of Directors shall determine to make affirmative provision:

                  1. The designation and name of such series and the number of shares that shall constitute such series;

                  2. The annual dividend rate or rates payable on shares of such series, the date or dates from which such dividends shall commence to accrue, and the dividend payment dates for such dividends;


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                  3.       Whether dividends on such series are to be cumulative
or noncumulative, and the participating or other special rights, if any, with respect to the payment of dividends;

                  4. Whether such series shall be subject to redemption and, if so, the manner of redemption, the redemption price or prices and the terms and conditions on which shares of such series may be redeemed;

                  5. Whether such series shall have a sinking fund or other retirement provisions for the redemption or purchase of shares of such series, and, if so, the terms and amount of such sinking fund or other retirement provisions and the extent to which the charges therefor are to have priority over the payment of dividends on or the making of sinking fund or other like retirement provisions for shares of any other series or over the payment of dividends on the Common Stock;

                  6. The amounts payable on shares of such series on voluntary or involuntary dissolution, liquidation, or winding up of the affairs of the corporation and the extent to which such payment shall have priority over the payment of any amount on voluntary or involuntary dissolution, liquidation, or winding up of the affairs of the corporation on shares of any other series or on the Common Stock;

                  7. The terms and conditions, if any, on which shares of such series may be converted into, or exchanged for, shares of any other series or of Common Stock;

                  8. The extent of the voting powers, if any, of the shares of such series;

                  9. The stated value, if any, for the shares of such series, the consideration for which shares of such series may be issued and the amount of such consideration that shall be credited to the capital account; and

                  10. Any other preferences and relative, participating, option, or other special rights, and qualifications, limitations or restriction thereof, or any other term or provision of shares of such series as the Board of Directors may deem appropriate or desirable.

         The Board of Directors is expressly authorized to vary the provisions relating to the foregoing matters between the various series of Preferred Stock.

         All shares of Preferred Stock of any one series shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be payable, and if cumulative, shall cumulate.

         Shares of any series of Preferred Stock that shall be issued and thereafter acquired by the Corporation through purchase, redemption (whether through the operating of a sinking fund or otherwise), conversion, exchange, or otherwise, shall, upon appropriate filing and recording to the extent required by law, have the status of authorized and unissued shares of Preferred Stock and may be reissued as part of such series or as part of any other series of Preferred Stock. Unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance thereof, the number of authorized shares of stock of any series of Preferred Stock may be


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increased or decreased (but not below the number of shares thereof then outstanding) by resolution or resolutions of the Board of Directors and appropriate filing and recording to the extent required by law. In case the number of shares of any such series of Preferred Stock shall be decreased, the shares representing such decrease shall, unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance thereof, resume the status of authorized but unissued shares of Preferred Stock, undesignated as to series.

         C.       Series E Convertible Preferred Stock

         (a) General. The Series E Convertible Preferred Stock, par value $.01 per share (the "Series E Preferred Stock"), shall consist of 2,000,000 shares. All shares of Series E Preferred Stock shall in all respects be equal and shall have the powers, preferences, voting rights and other special rights, and the limitations, restrictions and qualifications hereinafter set forth. The Board of Directors is expressly authorized to cause shares of the Series E Preferred Stock to be issued from time to time and to determine the consideration to be received therefor.

         (b) Dividends. The holders of record of the Series E Preferred Stock shall be entitled to receive dividends in the amount per share equal to five (5) times the amount per share of dividends paid from time to time to holders of record of the Common Stock, and no more. The Board of Directors shall not declare or pay any dividend on the Common Stock unless it declares a dividend on the Series E Preferred Stock with the same record and payment dates as such dividend on the Common Stock.

         (c) Voting Rights of Series E Preferred Stock. The holders of Series E Preferred Stock shall have the right to vote in all matters voted upon by the holders of the Common Stock, voting together with the holders of the Common Stock as a single class. Each share of Series E Preferred Stock shall be entitled to five (5) votes. In all matters in which the holders of Series E Preferred Stock shall be entitled to vote separately as a single class, each share of the Series E Preferred Stock shall have one vote.

         (d) Liquidation. In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series E Preferred Stock shall be entitled to be paid out of the assets of the Corporation per share of Series E Preferred Stock, before any distribution or payment is made to or set apart for the holders of any shares of Common Stock, the greater of (1) $1.00 per share or (2) the aggregate amount remaining to be distributed after all distributions to holders of prior series of preferred stock divided by the total number of outstanding shares of Series E Preferred Stock and Common Stock, multiplied times five (5). Neither the merger or consolidation of the Corporation into or with any other Corporation, nor the sale of all or substantially all the assets of the Corporation, shall be deemed a liquidation, dissolution or winding up of the Corporation, voluntary or involuntary.


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                  (e)      Conversion Rights.

                           (i) Conversion Rate. Each holder of shares of Series E Preferred Stock shall have the right, at any time, to convert, subject to the following provisions, each share of Series E Preferred Stock held by the holder into five (5) fully paid and nonassessable shares of Common Stock of the Corporation.

                           (ii) Conversion Procedures. Any holder of shares of Series E Preferred Stock desiring to convert the same into Common Stock shall surrender the certificates for such shares of Series E Preferred Stock at the executive office of the Corporation, with the certificates duly endorsed to the Corporation or in blank, together with a written request for conversion. The Corporation will, as soon as practicable after such surrender for conversion, issue and deliver to the person for whose account such shares of Series E Preferred Stock were so surrendered certificates for the number of shares of Common Stock to which the person shall be entitled. Such conversion shall be deemed to have been made as of the date on which the certificates for shares of Series E Preferred Stock to be converted and written request were actually received by the Corporation, and the person entitled to receive the shares of Common Stock issuable upon the conversion of such shares of Series E Preferred Stock shall be treated for all purposes as the record holder of such Common Stock on such date.

                           (iii)    Adjustment. In the event that the
                  Corporation shall pay a dividend on its Common Stock in shares of its Common Stock, or subdivide, combine or reclassify its outstanding shares of Common Stock, the conversion rate in effect immediately prior thereto shall be proportionately increased or decreased, by multiplying the rate by a fraction
                  (x) the numerator of which is the total number of shares of Common Stock outstanding immediately prior to the payment date for the event and (y) the denominator of which is the total number of shares of Common Stock outstanding immediately after the payment date for the event.

                           (iv) Consolidation or Merger. In case of the consolidation or merger of the Corporation with or into another Corporation or entity (other than a merger not involving any reclassification, conversion or exchange of outstanding Common Stock in which the Corporation is the surviving Corporation), or in case of the sale, transfer or other disposition of all or substantially all of the property, assets or business of the Corporation as a result of which sale, transfer or other disposition, property other than cash shall be payable or distributable to the holders of the Common Stock, each share of Series E Preferred Stock shall thereafter be convertible into the number and class or series of shares or other securities or property of the Corporation, or of the Corporation resulting from such consolidation or merger or to which such sale, transfer or other disposition shall have been made, to which the shares of Common Stock otherwise issuable upon conversion of such share of Series E Preferred Stock would have been entitled upon such reorganization, consolidation, merger or sale, transfer or other disposition if outstanding at the time thereof; and in any such case appropriate adjustment, as determined by the Board of Directors, shall be made in the application of the provisions set forth in this Article V with respect to the conversion rights thereafter of the holders of the Series E Preferred Stock. Proper provision


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                  shall be made as a part of the terms of any such
                  consolidation, merger, sale, transfer or other disposition whereby the conversion rights of the holders of Series E Preferred Stock shall be protected and preserved in accordance with the provisions of this section.

                           (v) Common Stock Authorized and Reserved. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the shares of Series E Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the shares of Series E Preferred Stock from time to time outstanding.

                           (vi) No Fractional Shares. No fractional shares shall be issued upon conversion of shares of Series E Preferred Stock and the holder thereof shall receive the amount of cash payable in respect of any fractional share of Common Stock to which the holder shall be entitled. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series E Preferred Stock the holder is converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

                                   ARTICLE III

                         SUPER-MAJORITY VOTE REQUIREMENT

        The affirmative vote of the holders of not less than two-thirds of the outstanding shares of this Corporation's voting stock (other than the shares beneficially owned by an "Acquiring Person" as hereinafter defined) shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined) of this Corporation or any subsidiary of this Corporation with any Acquiring Person, notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law or otherwise; provided, however, that the two-thirds voting requirement shall not be applicable and such Business Combination shall require only such affirmative vote as is required by law or otherwise if: (a) the Board of Directors of this Corporation by at least an affirmative vote of a majority of the disinterested directors then on the Board has expressly approved such Business Combination either in advance of or subsequent to such Acquiring Person becoming an Acquiring Person; or (b) as of the date of the consummation of a Business Combination, the holders of a particular class or series of capital stock, as the case may be, of this Corporation receive a "fair price" as such term is defined below.

        For the purpose of this Article III:

                  (A) The term "Business Combination" shall mean any (i) merger or consolidation of this Corporation or a subsidiary of this Corporation with an Acquiring Person or any other Corporation which is or after such merger or consolidation would be an "Affiliate" or "Associate" (as hereinafter defined) of an Acquiring Person; (ii) sale, lease, exchange, mortgage, pledge or transfer or other disposition (in one transaction or a series of transactions) to or with any Acquiring Person or any Affiliate of any Acquiring Person, of all or substantially all of the assets of this Corporation or of a subsidiary of this Corporation to an Acquiring Person or any Affiliate or Associate of any Acquiring Person; (iii) adoption


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         of any plan or proposal for the liquidation or dissolution of this
         Corporation proposed by or on behalf of an Acquiring Person or any Affiliate or Associate of any Acquiring Person; (iv) reclassification of securities (including any reverse stock split) or recapitalization of this Corporation or any other transaction that would have the effect, either directly or indirectly, of increasing the proportionate share of any class of equity or convertible securities of this Corporation or any subsidiary of this Corporation which is directly or indirectly beneficially owned by an Acquiring Person or any Affiliate or Associate of any Acquiring Person; and (v) an agreement, contract or other arrangement providing for any of the transactions described in this definition of Business combination.

                  (B) The term "fair market value" shall mean (i) in the case of shares, the highest closing sale price quoted during the 30-day calendar period immediately preceding the Business Combination on the National Association of Securities Dealers, Inc., automated quotations system or any similar system then in general use, or if such shares are listed on an exchange, the highest closing bid quotation with respect to the share during the 30-day calendar period preceding the date in question, or, if no such quotations are available, the fair market value of a share on the date in question as determined by the affirmative vote of a majority of the disinterested directors then on the Board; and (ii) in the case of property other than cash or shares, the fair market value of such property on the date in question as determined by the affirmative vote of a majority of the disinterested directors then on the Board.

                  (C) The term "fair price" shall mean that the aggregate amount of cash and the fair market value of consideration other than cash to be received per share are at least equal to the highest of the following: (i) if applicable, the highest per share price, including any brokerage commissions, transfer taxes, and soliciting dealers' fees, paid by the Acquiring Person for any share acquired by it within the two year period immediately preceding the consummation of the Business Combination or the transaction in which it became an Acquiring Person, whichever is higher; or (ii) the fair market value per share.

                  (D) The term "person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of voting stock of this Corporation.

                  (E) The term "Acquiring Person" shall mean any person (other than this Corporation, or any subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of this corporation or any subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which: (i) is the beneficial owner (as hereinafter defined) of ten percent (10%) or more of the voting stock; (ii) is an Affiliate or Associate of this Corporation and at any time within the two year period immediately prior to the date in question was the beneficial owner of ten percent (10%) or more of the voting stock; or (iii) is at such time an assignee of or has otherwise succeeded to the beneficial ownership of any shares of voting stock which were at any time within the two year period immediately prior to the date in question beneficially


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         owned by any Acquiring Person, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

                  (F) A person shall be a beneficial owner of any voting stock: (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or (ii) which such person or any of its Affiliates or Associates has, directly or indirectly, (a) the right to acquire whether such right is exercisable immediately or not, pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; (b) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which are beneficially owned, directly or indirectly, by any other person by which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of voting stock.

                  (G) The terms "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

                  (H) An Acquiring Person shall be deemed to have acquired a share of the voting stock of this Corporation at the time when such Acquiring Person became the beneficial owner thereof.

        The Board of Directors of this Corporation shall have the power and duty to determine for the purposes of this Article III, on the basis of information known to them after reasonable inquiry, (1) whether a person is an Acquiring Person, (2) the number of shares of Common Stock beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another.

        Nothing contained in this Article III shall be construed to relieve any Acquiring Person or any of its Affiliates or Associates from any fiduciary obligation imposed by law.

                                   ARTICLE IV

                       EVALUATION OF BUSINESS COMBINATIONS

         The Board of Directors of this Corporation, when evaluating any offer of another party, (a) to make a tender offer for any securities of this Corporation or (b) to effect a Business Combination (as defined in Article III) shall, in connection with the exercise of its judgment in determining what is in the best interests of this Corporation as a whole, be authorized to give due consideration to such factors as the Board of Directors determines to be relevant, including, without limitation:

                  (1)      the interests of this Corporation's stockholders;

                  (2) whether the proposed transaction might violate federal or state law;
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                  (3)      the consideration being offered in the proposed
                           transaction, in relation to the then current market price for the outstanding shares of this Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of this Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other companies engaged in similar transactions, current political, economic and other factors bearing on securities' prices and this Corporation's financial condition and future prospects; and

                  (4) the social, legal and economic effects upon employees, suppliers, customers and other having similar relationships with this Corporation, and the communities in which this Corporation conducts its business.

         In connection with any such evaluation, the Board of Directors is authorized to conduct such investigations and to engage in such legal proceedings to test the legal propriety of proposed offers or transactions as the Board of Directors may determine.

                                    ARTICLE V

                                     BYLAWS

         (A) Adoption, Amendment, Etc. The power to adopt the bylaws of this Corporation, to alter, amend or repeal the bylaws, or to adopt new bylaws, shall be vested in the Board of Directors of this Corporation; provided, however, that any bylaw or amendment thereto as adopted by the Board of Directors may be altered, amended, or repealed by vote of the stockholders entitled to vote thereon, or a new bylaw in lieu thereof may be adopted by the stockholders, and the stockholders may prescribe in any bylaw made by them that such bylaw shall not be altered, amended or repealed by the Board of Directors.

         (B) Scope. The bylaws of this Corporation shall be for the government of this Corporation and may contain any provisions or requirements for the management of this Corporation and may contain any provisions or requirements for the management or conduct of the affairs and business of this Corporation, provided the same are not inconsistent with the provisions of these Articles of Incorporation, or contrary to the laws of the State of Florida or of the United States.

                                   ARTICLE VI

                                   AMENDMENTS

         This Corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment hereto, and any right conferred upon the stockholders is subject to this reservation; provided, however, notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, in these Articles of Incorporation or the Bylaws of this Corporation), the affirmative vote of the holders of not less than two-thirds of the outstanding shares of this Corporation's voting stock [other than the shares


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beneficially owned by an "Acquiring Person" (as defined in Article III hereof), shall be required to amend, repeal or adopt any provisions inconsistent with Articles III, IV or VI of these Articles of Incorporation, in addition to any affirmative vote required by law or these Articles of Incorporation with respect to any other shares of capital stock of this Corporation.